[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Exhibit 10.4

Technology Transfer, Validation and
Commercial Fill/Finish Services Agreement
This Technology Transfer, Validation and Commercial Fill/Finish Services Agreement (the “Agreement”) is entered into as of the 14th day of March, 2017 (“Effective Date”) by and between Revance Therapeutics, Inc., a Delaware corporation, having its principal place of business at 7555 Gateway Blvd., Newark, CA 94560 (“Client”), and Ajinomoto Althea, Inc., a Delaware corporation, with a place of business located at 11040 Roselle Street, San Diego, CA 92121 (“Althea”);
WHEREAS Client has Bulk Compound (capitalized terms are defined below) for filling and/or finishing;
WHEREAS Althea has the expertise and the fill/finish facility suitable for the Production of Client Product; and
WHEREAS, Client wishes to have Althea perform such services, and Althea wishes to perform such services for Client.
NOW, THEREFORE, in consideration of the premises and the undertakings, terms, conditions and covenants set forth below, the parties hereto agree as follows:

1.	DEFINITIONS.
1.1“Affiliate” of a party hereto shall mean any entity that controls or is controlled by such party, or is under common control with such party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least 50% of the voting equity of another entity (or other comparable interest for an entity other than a corporation).
1.2“Althea SOPs” shall mean Althea’s Standard Operating Procedures, which will be customized on a product specific basis, as necessary, for manufacture of Client Product. Client will review and approve each product specific SOP prior to production of Client Product and any subsequent revisions to these product-specific SOPs.
1.3“Batch” shall mean a specific quantity of Client Product mutually agreed upon between Client and Althea, and that (a) is intended to have uniform character and quality within specified limits, and (b) is Produced according to a single manufacturing order during the same cycle of manufacture.
1.4“Bulk Compound” shall mean the bulk drug or active pharmaceutical ingredient of Client Product, in bulk form.
1.5“cGMP” shall mean the current Good Manufacturing Practices for drugs as defined in (i) the FDA rules and regulations, 21 CFR Parts 210-211, (ii) EU cGMP as defined in Eudralex, Volume 4, including all annexes applicable for aseptically filled Client Product that are applicable to Production; and (iii) Division 2, Part C of the Canadian Food and Drug Regulations, and associated Good Manufacturing Practices (GMP) Guidelines, and (iv) the corresponding requirements of each other applicable Regulatory Authority in the Territory, as may be amended by the parties.
1.6“Cancellation Fees” shall mean the cancellation fees payable by Client as defined in Section 3.4.

1.7“Certificate of Analysis” shall mean a certificate of analysis containing the results of relevant quality control tests and that certifies that a Batch meets the release Specifications.
1.8“Client Product” means any therapeutic pharmaceutical product(s) to be Produced by Althea containing botulinum neurotoxin type A as an Active Pharmaceutical Ingredient (API), including different dosage formulations of such products and for use for multiple indications.
1.9“Components” shall mean all components used by Althea in Production of Client Product under this Agreement. Components shall be listed in the SOW, and are identified as Components supplied by Client or its vendors, including any Bulk Compound and/or Peptide (“Client-Supplied Components”) and Components supplied by Althea or its vendors (“Althea-Supplied Components”).
1.10“Confidential Information” shall have the meaning set forth in Section 9.1.
1.11“Dedicated Capacity” shall mean [ * ] of the total available fill-plus-lyophilization dates (total available is estimated to be between [ * ] per year) on the Facility’s high-potent product line in any year during the Term of this Agreement.
1.12“Facility” shall mean Althea’s facility located at [ * ].
1.13“FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.
1.14“Fill Date” has the meaning set forth in Section 2.4(b).
1.15“Invention” shall mean any creative work, invention, innovation, improvement, development, discovery, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained, and whether or not patentable or copyrightable.
1.16“Intellectual Property” shall mean all rights, privileges and priorities provided under applicable international, national, federal, state or local law, rule, regulation, statute, ordinance, order, judgment, decree, permit, franchise, license, or other government restriction or requirement of any kind relating to intellectual property, whether registered or unregistered, in any country, including without limitation: (a) all (i) patents and patent applications (including any patent that in the future may issue in connection therewith and all divisions, continuations, continuations-in-part, extensions, additions, registrations, confirmations, reexaminations, supplementary protection certificates, renewals or reissues thereto or thereof), (ii) copyrights and copyrightable works, including reports, software, databases and related items, and (iii) trademarks, service marks, trade names, brand names, product names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (b) all registrations, applications, recordings, rights of enforcement, rights of recovery based on past infringement and any and all claims of action related thereto and licenses or other similar agreements related to the foregoing.
1.17“Labeling” shall mean (a) all labels and other written, printed, or graphic matter upon Client Product or any container, carton, or wrapper utilized with Client Product or (b) any written material accompanying Client Product.
1.18“Master Batch Record” or “MBR” shall mean the formal set of written instructions for Production of Client Product, approved by both parties, as may be amended from time to time. The MBR shall be developed and maintained in Althea’s standard format by Althea, using Client’s master formula and technical support.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.19“Peptide” means the synthetic amino acid sequence that is proprietary to Revance and is used as a novel excipient in the Client Product, as further described in an SOW.
1.20“Production” or “Produce” shall mean all steps and activities to produce Client Product that are to be performed by Althea as set forth in the SOW, including, without limitation and as applicable, filling, packaging, inspection, Labeling, testing, quality control and release.
1.21“Purchase Price” shall mean the amount(s) to be paid by Client as specified in the SOW, subject to adjustment from time to time in accordance with Section 2.12(d).
1.22“Quality Agreement” shall mean a written, mutually executed agreement between Althea and Client that defines the quality roles and responsibilities of each party in connection with Production of Client Product.
1.23“Regulations” has the meaning set forth in Section 4.4.
1.24“Regulatory Authority” shall mean [ * ] and any analogous pharmaceutical regulatory authority(ies) within the Territory, and any successor entities thereto.
1.25“Released Executed Batch Record” shall mean the completed batch record and associated deviation reports, investigation reports, and Certificates of Analysis created for each Batch of Client Product, in the form agreed upon by the parties, which shall be based on the standard form used by Althea.
1.26“Specifications” shall mean the written specifications and quality standards for Client Product or Components, as applicable, including tests, analytical procedures and acceptance criteria that are established to confirm the characteristics and quality of a Client Product or Component, as agreed upon and set forth in the controlled documents and incorporated into the MBR, and as may be amended from time to time by written agreement of the parties.
1.27“Statement of Work” or “SOW” shall mean a written proposal or similar document, when manually signed by both parties and made a part of this Agreement as Appendix A, which sets forth the particulars of Production and all other services to be provided under this Agreement, including without limitation, Components, the Purchase Price, any timelines, milestones, payment schedules, technology transfer plans, and validation protocols. Any change to an SOW shall require a written change order manually signed by both parties in accordance with Sections 8.1 and 15.2.
1.28“Term” shall have the meaning provided in Section 3.1.
1.29“Territory” shall means [ * ]. The Territory may be amended by the parties from time to time in a signed writing to include additional countries and jurisdictions.

2.	TECHNOLOGY TRANSFER, VALIDATION AND PRODUCTION.
2.1Technology Transfer.
(a)The Parties will use commercially reasonable efforts to perform their respective activities under any technology transfer plan contained in the SOW in an efficient and timely manner and in accordance with the schedule set forth therein. The mutually approved plan will include, to the extent applicable, evaluation of manufacturing and technology transfer feasibility, equipment and/or equipment modification requirements, engineering runs, process definition and development and approval of the Master Batch Record. Client shall pay Althea for its technology transfer services as set forth in the SOW.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)Althea shall use commercially reasonable efforts to transfer knowledge from Althea to Client, or any third party designated by Client, with respect to the full and complete procedures and tangible and intangible information that are reasonably necessary to the process of manufacturing the Client Products, including, but not limited to, documents, process instructions, Master Batch Records, communications from Regulatory Authorities, know-how, licenses, stability samples, retention samples and materials (including Specifications for raw materials) that are reasonably necessary to Produce Client Product to meet all Specifications and to comply with all Regulations. All such technology transfer services shall be as further detailed in an SOW. Nothing in this section shall be construed to obligate Althea to license or transfer any background intellectual property or other proprietary know-how or intellectual property, except as set forth in Article 10. Any such license or transfer shall be subject to a separate written agreement (if any), including fees, between the parties.
2.2Validation. Althea shall validate equipment (as applicable) and the Production process according to the validation protocol(s) approved by both parties in advance. Such validation protocol(s) and timeline shall be included in the SOW. Client shall pay Althea for validation services as set forth in the SOW.
2.3Documentation: The Master Batch Record shall be reviewed and approved by Althea and by Client in writing prior to commencement of Production. Any material change to an approved Master Batch Record shall be reviewed and approved in a signed writing by Althea and by Client prior to said change being implemented. Each Batch of Client Product shall be Produced by using a copy of the Master Batch Record. Each copy of the Master Batch Record for such Batch of Client Product shall be assigned a unique Batch number. Deviation(s) from the Master Batch Record must be documented as required by cGMP in the Released Executed Batch Record for that Batch. Althea shall provide Client with the Released Executed Batch Record in a form reasonably suitable for Client’s submission to the Regulatory Authorities. The parties shall execute the Quality Agreement simultaneously with the execution of this Agreement or at a later time if set forth in the SOW, provided that such Quality Agreement shall be executed prior to commencement of Production.
2.4Production, Forecasts & Orders:
(a)On or before the first (1st) day of each calendar month following validation, and at least [ * ] days prior to the first Fill Date, Client shall furnish to Althea a [ * ] rolling forecast of the quantities of Client Product that Client intends to order from Althea in each month during such period (“Rolling Forecast”). The [ * ] of such Rolling Forecast shall constitute a firm and binding commitment to order the Batches of Client Product specified therein (“Binding Forecast”) during such [ * ] period, and a binding commitment on Althea to supply such Batches, and the following [ * ] of the Rolling Forecast shall be non-binding, good faith estimates. Any Binding Forecast month that exceeds [ * ] of the last non-binding forecast for such month under the Rolling Forecast, or any non-binding part of the Rolling Forecast that exceeds Dedicated Capacity, may be rejected by Althea within [ * ] business days of receipt. If not rejected, such forecasts will become part of the Binding Forecast when they roll into the Binding Forecast.
(b)Client shall from time to time submit purchase orders against the Binding Forecast that specify, at a minimum, the actual number of Batches to be Produced, the process scale for each Batch and the requested Fill Date (defined below) for each Batch. Such purchase orders shall be submitted at least [ * ] days prior to the earliest date for completion of the fill step for any Batch in the order (“Fill Date”), and shall become binding upon acceptance by Althea. Except as otherwise provided herein, Althea may only reject purchase orders that are not in compliance with this Agreement, including the Binding Forecast. Althea shall notify Client of acceptance or rejection of a purchase order within [ * ] business days of receipt. Production for which any signed agreement(s), change order, Purchase Order or prepayment is not received with the above-prescribed lead time, if agreed to by Althea, shall incur a minimum expediting fee of [ * ]. Althea agrees to accept and fill Client’s purchase orders to the extent they (i) do not exceed [ * ] of the last non-binding Rolling Forecast for the order(s) and date(s) in question, using Dedicated Capacity, or (ii)

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

otherwise fall within and conform to the Binding Forecast. Revance may place purchase orders in excess of this amount, and Althea shall use commercially reasonable efforts, but shall not be obligated, to accept and fill such orders.
(c)Althea shall maintain and make available the Dedicated Capacity to meet purchase orders placed by Client pursuant to the terms of this Agreement, and Althea will not utilize the Facility’s high-potent product line for any other customer at such times and in such manner that would make such Dedicated Capacity unavailable to Client for Production to meet Fill Dates, including but not limited to rescheduling or delaying Client’s orders submitted in accordance with this Agreement due to orders from other customers.
(d)Joint Steering Committee. Promptly following the Effective Date, the parties shall establish a joint steering committee (the “JSC”) made up of three (3) members from each party to meet (in person and/or telephonically/electronically) not less than once per calendar quarter during the Term. The JSC shall be responsible for monitoring the manufacturing demand for the Client Products, for managing the progress of any technology transfer plans, validation, and all other activities of this Agreement, for ascertaining and discussing in good faith capacity constraints and options for meeting Client’s long-term capacity demand needs, including increasing the Dedicated Capacity on the Facility’s high-potent product line, or the construction of a new manufacturing line.
2.5Delays & Yields: The parties acknowledge and agree that all Production timelines and target yields are approximate and subject to risks and uncertainties inherent, for example, in technology transfer and the biopharmaceutical industry generally and in the Production materials and technologies. Althea shall not be responsible for timeline delays or revisions or lower than expected yields unless (a) such delays or lower yields are caused by Althea’s negligence or willful misconduct or failure to use commercially reasonable efforts and (b) the relevant binding timeline is set forth in the SOW, and the binding yield and applicable tolerance are set forth in the SOW, and in all cases subject to Article 12. Binding timelines and yields and related tolerances will be established by agreement of the parties after a reasonable number of Batches following the end of Process Validation, and transferred to the relevant Master Batch Record. Prior to agreeing any such binding timelines or yield, Althea shall use its commercially reasonable efforts to achieve any agreed non-binding targets set forth in an MBR, within reasonable tolerance ranges, subject to the risks and uncertainties described above. Specifically and without limitation, Althea is not responsible for delays due to lack of delivery or delays in reviews, approvals, information, documents, (pre)payments or other items to be supplied by Client or its selected vendors, nor for delays caused by delivery delays, variation from Specifications or variable performance of Bulk Compound or other Client-Supplied Components.
2.6Vendor and Supplier Audit and Certification: Client shall certify and audit all vendors and suppliers of Client-Supplied Components, supply Althea with documentation of such audit results and certifications as Althea may reasonably request and, by signing the applicable SOW(s), shall be deemed to have approved Althea’s selection of vendors and suppliers of Althea-Supplied Components that are listed in the applicable SOW(s). Any vendors not listed in an SOW must be separately approved in writing by Client.
2.7Delivery Terms: Althea shall ship all Client Product to Client or to Client’s designated consignee in accordance with Client instructions received under Section 2.12(b). All shipments shall be shipped FCA (INCOTERMS 2010) Althea’s Facility (Althea is “Seller” and Client is “Buyer” for purposes of INCOTERMS for Client Product shipments), by a common carrier selected by Althea, at Client’s expense. Client shall procure, at its cost, insurance covering damage or loss of Client Product during all times at which Client has risk of loss. All shipping instructions of Client shall be accompanied by the name and address of the recipient and the shipping date.
2.8Exporter of Record: Client shall be the exporter of record for any Client Product shipped out of the United States, as Client remains the owner of the Client Product. Client warrants that all shipments of Client Product exported from the United States will be made in compliance with all applicable United States export laws and regulations and all applicable import laws and regulations into the country of deportation. Client shall be responsible for obtaining

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and paying for any licenses, clearances or other governmental authorization(s) necessary for the exportation from the United States. Client shall select and pay the freight forwarder who shall solely be Client’s agent. Client and its freight forwarder shall be solely responsible for preparing and filing the shipper’s export declaration and any other documentation required for the export.
2.9Althea-Supplied Components; Suppliers.
(a)Except as provided in Section 2.10, all raw materials and components necessary for the Production of Client Product as set forth in the SOW shall be sourced and procured by Althea. Althea shall ensure that all such Althea-Supplied Components provided under this Agreement meet applicable Specifications, have been manufactured in accordance with Regulations, and conform to all other applicable requirements of relevant Regulatory Authorities. Althea shall supply or cause its suppliers to provide, a Certificate of Analysis confirming that the standards set forth in the preceding sentence have been met.
(b)Althea is responsible for the initial qualification of third party suppliers of Althea-Supplied Components. Althea is responsible for ensuring that all Althea-Supplied Components are used correctly in the Production and are appropriately tested upon receipt in accordance with the requirements of the SOW or Quality Agreement as well as for holding the relevant Certificate of Analysis for the Components.
2.10Supply of Bulk Compound and Peptide; Other Client-Supplied Components. Revance shall supply to Althea for use in Production, at Revance’s sole cost, the Bulk Compound and Peptide in quantities sufficient to meet Revance’s requirements for each Client Product as set forth in Section 2.4. As provided in Section 2.9, Althea shall be responsible for procuring the Althea-Supplied Components, although Client reserves the right to supply packaging materials from its own stocks to Althea. The Bulk Compound, Peptides and other Client-Supplied Components, if any, will be delivered to Althea DDP (INCOTERMS 2010) Althea’s Facility (Revance is the “Seller” and Althea is the “Buyer” for purposes of INCOTERMS for these items). Client shall ensure that the Bulk Compound and Peptide and any other Client-Supplied Components provided under this Agreement meet applicable Specifications, have been manufactured in accordance with Regulations, and conform to all other applicable requirements of relevant Regulatory Authorities. Client shall supply a Certificate of Analysis confirming that the standards set forth in the preceding sentence have been met. Upon receipt of the Bulk Compound and Peptide, Althea shall conduct identification testing only. Althea shall use the Bulk Compound and Peptide and other Client-Supplied Components solely and exclusively for Production under this Agreement.
2.11Material Safety Data Sheet (MSDS); Acceptable Materials: Client shall provide Althea a material safety data sheet for Bulk Compound or other Client-Supplied Components and Client Product and Althea shall materially conform to established safety practices and procedures set forth therein and shall store and handle Bulk Compound and Client Product as required by the MBR and all Regulations. Althea is under no obligation to produce, nor shall Client ship or cause to be shipped to Althea without specific prior written approval, any materials which: (a) contain a penicillin, cephalosporin, high-potent product other than the [ * ] botulinum neurotoxin type A Client Product, DEA controlled substance or radio label or (b) have an Occupational Exposure Limit of less than [ * ]. Althea understands and agrees that the Bulk Compound may have unpredictable and unknown biological and/or chemical properties and should be used with caution and are not to be used for testing in or treatment of humans. Althea shall immediately notify Client of any unusual health or environmental occurrence of which it has knowledge relating to Client Product, including, but not limited to any claim or complaint by any employee of Althea or any of its Affiliates or third party contractors. Althea agrees to advise Client immediately of any safety or toxicity problems of which it becomes aware regarding the Client Product. Client shall ensure such MSDSs are promptly updated as needed. Althea requires all projects to include a complete MSDS as well as a calculated OEL for the active pharmaceutical ingredients prior to manufacturing activities. Within 30 days of receipt of such information, Althea has the right to terminate the relevant Statement(s) of Work upon notice if Althea cannot handle the relevant Production based on a safety assessment by

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Althea’s health and safety group. Provided however, the previous sentence and the calculated OEL shall not apply to the [ * ] botulinum neurotoxin type A Client Product, provided that an MSDS for such Product has been provided to Althea prior to execution of this Agreement.
2.12Deposits and Payment for Production; Rejected Material; Storage.
(a)Unless otherwise stated therein, within [ * ] business days of execution of any SOW and receipt of an invoice from Althea, Client shall pay to Althea (i) an initial non-refundable prepayment of $906,754 set forth in the initial SOW and (ii) any other prepayment amount set forth in any SOW(s). The initial prepayment set forth in section 2.12(a)(i) shall be credited against amounts due for relevant items as set forth in the SOW, but notwithstanding any other provision of this Agreement or law, shall not be refundable. No Production, timeline, facility availability or milestone dates shall be firm or binding until such prepayment is received, and any delay in receipt of the prepayment may delay Production and timelines. Subsequent amounts due hereunder, other than Production of Batches, will be invoiced based on the payment schedule set forth in the SOW. Production of Batches shall be invoiced as set forth in the SOW. In the absence of a Batch Production invoicing schedule in the SOW, Batch Production shall be invoiced as follows: [ * ] prepaid, and [ * ] upon the earliest to occur of the events listed in clauses 2.12(b)(i)-(iii). Batch Production invoicing is regardless of whether such Batch(es) may be further processed. Components purchased by Althea may be invoiced separately at the time of purchase, supplemental to the Batch Production invoicing schedule. If Althea is unable or otherwise is not scheduled to provide an invoice for the previous month within [ * ] business days following the end of such month, or a milestone has not yet been reached, then Althea will provide an estimate, within [ * ] business days after month’s end, of all services incurred and associated charges within the previous month. Client shall pay all invoices by wire in accordance with the instructions below within [ * ] days of the invoice date, except in cases where Client has properly rejected a Batch. No tax or other withholding shall be made from payments due hereunder. All prices are quoted and shall be paid in U.S. dollars. Any payment due under this Agreement not received within [ * ] of the due date shall bear interest at the lesser of (i) the maximum rate permitted by law, and (ii) [ * ] per month on the outstanding balance compounded monthly.
Althea’s wire instructions are as follows:

Beneficiary:	Ajinomoto Althea, Inc.
11040 Roselle Street
San Diego CA 92121

Bank Name:	[ * ]

Address:	[ * ]

Account #:	[ * ]

SWIFT #:	[ * ]

Routing #:	[ * ]
Invoices should be sent as follows:
Via email to:
[ * ]

OR:
Revance Therapeutics
Accounts Payable
7555 Gateway Blvd.
Newark, CA 94560

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)Within [ * ] days of Client’s receipt of Althea’s Batch release documentation under Section 5.1, Client shall notify Althea as to whether to return, retain or dispose of remaining Client-Supplied Components, and shall provide shipping instructions for Client Product. Regardless of location or contemplated or actual further processing of Client Product Batch(es), title and risk of loss for Client Product shall pass to Client on the earliest of (i) expiration of such [ * ]-day period or resolution of a rejected Product dispute under Section 5.1(c), whichever is later; or (ii) release by Client; or (iii) shipment of such materials to Client or its designee. If case (i) or (ii) occurs before shipment Althea will begin assessing a storage fee for all such materials at the price set forth in the SOW, or, if none, at Althea’s then-current rates. Storage fees may also be assessed, beginning [ * ] days after cessation or interruption of Production, for retained Client-Supplied Components and Client equipment. Storage may be at Althea’s or its qualified subcontractors’ storage facilities. If Althea is storing any of the foregoing items for Client, Althea may destroy such items at Client’s expense, upon [ * ] days’ notice of intent to destroy and opportunity to take delivery prior to the scheduled shipment for destruction.
(c)The parties agree that rejected Client Product or tailings (“Rejects”) shall be destroyed at Client’s expense, unless the rejection is due to a non-conformity giving rise to Client’s remedies under Section 5.2., in which case such destruction shall be at Althea’s expense. No storage of Rejects by Althea shall be required unless by mutual written agreement of the parties prior to the start of Production. Client shall notify Althea in writing in advance of Production of any disposition instructions for Rejects, including any labeling and special conditions, which shall be binding if agreed by Althea and incorporated into the Master Batch Record. Such instructions shall comply with cGMP and any other Regulations. Client warrants that Rejects that are not destroyed per its instructions shall only be used in accordance with Regulations. Absent timely disposition instructions as set forth above, Althea shall dispose of Rejects in accordance with Althea’s SOPs and Regulations, at Client’s expense, unless the rejection is due to a non-conformity giving rise to Client’s remedies under Section 5.2., in which case such destruction shall be at Althea’s expense.
(d)The Purchase Price shall remain fixed for [ * ] from the Effective Date of this Agreement; provided, however, that the Purchase Price may be increased [ * ] in an amount equal to [ * ]. In addition, prices and/or costs may be reasonably adjusted in the event of any change, delay or rescheduling of Production or other services by Client. Prices shall expire after such [ * ] period, and prices for subsequent services, may be changed by Althea upon [ * ] days prior notice, provided that Althea may only implement an increase in the Purchase Price once annually after the initial [ * ] period and any such price increases (excluding increases in the [ * ] at all times based on actual cost) shall be not more than the annual rate of increase in the Producer Price Index, Pharmaceutical Preparations, series code WPU0638, published by the U.S. Department of Labor, Bureau of Labor Statistics, over the most recent available finalized full calendar year (Jan-Dec), for each year since the last agreed prices.
2.13Default in Payment Obligations: In addition to all other remedies available to Althea in the event of a Client default, if Client fails to timely make payments as required hereunder, any prepayments or other amounts owed to or held for Client under any contract(s) or work plan(s) shall be automatically applied to invoices more than [ * ] days past due and Althea may take other appropriate measures to assure prompt and full payment, including without limitation, refusing to Produce any Client Product until Client’s account is paid in full and/or modifying the foregoing terms of payment. Althea shall not be required to return any Client equipment or other property until Client has paid all outstanding invoices.
2.14Returns: This Agreement does not include any third-party returns processing by Althea. Client Product returned by third parties is the responsibility of Client.
2.15Competing Products. During the Term, Althea agrees that it shall not manufacture a Competing Product for any party other than Client; [ * ]. As used herein, “Competing Products” means [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.	TERM AND TERMINATION.
3.1Term: This Agreement shall commence on the Effective Date and will continue until the seventh anniversary of the Effective Date, unless sooner terminated pursuant to this Section 3.1 or Section 3.2 herein (the “Initial Term”). Beginning not later than the sixth year of this Agreement and thereafter, the parties shall negotiate in good faith regarding extending the Term of this Agreement for additional [ * ], provided, however, either party may elect not to renew or extend this Agreement by giving written notice thereof at least [ * ] prior to the end of the Initial Term. As used herein, “Term” shall mean the Initial Term and any applicable renewal term.
3.2Termination: This Agreement may be terminated at any time upon the occurrence of any of the following events:
(a)Termination for Breach: Either party may terminate this Agreement upon the material breach (which shall include any breach of payment terms) of any provision of this Agreement by the other party if such breach is not cured by the breaching party within thirty (30) days after receipt by the breaching party of written notice of such breach, or such additional time reasonably necessary to cure such breach provided the breaching party has commenced a cure within the 30-day period and is diligently pursuing completion of such cure.
(b)Termination for Financial Matters: This Agreement may be terminated immediately by either party by giving the other party written notice thereof in the event such other party becomes insolvent, generally fails to pay its debts as they fall due, makes a general assignment for the benefit of its creditors, or proceedings are commenced in any court by or against such party seeking (i) such party’s reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (ii) the appointment of a receiver or trustee for or over such party’s property, or (iii) similar relief in respect of such party under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debt.
(c)Termination for Convenience: Client shall have the right to terminate this Agreement, without cause, with [ * ] written notice to Althea, subject to payment of amounts due under Sections 3.3 and 3.4 below. Althea shall have the right to terminate this Agreement, without cause, with [ * ] written notice to Client.
3.3Payments on Cancellation; Expense Reimbursement:
In the event of a cancellation by Client of the Production activities set forth in the SOW or in the event of termination of this Agreement, except for termination in the event of a material breach by Althea pursuant to Section 3.2(a), Client shall reimburse Althea for:
(a)all reasonable wind-down costs, costs of materials and supplies with respect to the Production that were ordered prior to termination and are not cancelable or returnable, and any restocking and shipping costs for those materials or supplies that are returnable;
(b)all work-in-process with respect to the Client Product commenced by Althea; and
(c)all completed Client Product (at the Purchase Price).
3.4Payments on Cancellation/Delay; Short-Notice Fees:
In the event of a cancellation as described in Section 3.3 or Production delay or rescheduling by Client with less than [ * ] days written notice to Althea prior to the Fill Date (collectively “Cancelled” or a “Cancellation”), Client

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

shall in addition to the reimbursements above pay Althea a Cancellation Fee based on the portion of the Production that was delayed or Cancelled as follows:
[ * ]
Provided that: (a) in the event [ * ] and Althea, using its commercially reasonable efforts, is able to [ * ], and [ * ] then [ * ] (b) any [ * ] shall be [ * ] and (c) amounts due under Sections 3.3 and 3.4 shall not collectively exceed [ * ].
3.5Survival: Termination, expiration, cancellation or abandonment of this Agreement through any means or for any reason shall be, except as set forth in Article 7, without prejudice to any accrued obligation or the rights and remedies of either party with respect to any antecedent breach of any of the provisions of this Agreement. The provisions of Articles 3, 6, 9, 10, 11, 12, 13, 14, and 15 hereof shall survive expiration or termination of this Agreement. [to be confirmed and finalized prior to signing]

4.	CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE.
4.1Certificates of Analysis: At Client’s cost and expense, Althea shall test, or cause to be tested by third parties, in accordance with the Specifications, each Batch of Client Product Produced pursuant to this Agreement before delivery to Client. The Certificate of Analysis for each Batch delivered shall be included with the Released Executed Batch Record and shall set forth the items tested, Specifications, and test results. Althea shall also indicate on the final page of the Released Executed Batch Record that all batch Production and control records have been reviewed and approved by the appropriate quality control unit. Althea shall send, or cause to be sent, such certificates to Client prior to the shipment of Client Product (unless Client Product is shipped under quarantine pursuant to a separate written agreement between the parties). Client assumes full responsibility for final release of each Batch of Client Product.
4.2Manufacturing Compliance: Althea shall advise Client immediately if an authorized agent of any Regulatory Authority visits the Facility unannounced and makes an inquiry regarding Althea’s Production of Client Product. Althea shall immediately (i.e., as soon as reasonably possible, but in no event later than two (2) Business Days after notice of same) provide Client with notice of any upcoming regulatory inspections of the Facility regarding the Client Product and shall provide Client with an opportunity to observe such inspections.
4.3Audits: Client, at mutually agreed times during normal business hours, shall have the right to inspect, [ * ] per calendar year for not more than [ * ] days, Althea Batch records and the portions of the Facility used for Production, and/or testing of Client Product. Client representatives shall have the right to re-inspect such records and the Facility upon reasonable advance written notice to Althea, in the event of significant adverse findings during a Client or Regulatory Authority audit, or in the event of a Client Product Recall requiring resolution by the parties. If, in addition to the foregoing audits, the parties agree to audits more than [ * ] time in a calendar year, or for more than [ * ] days, Client agrees to reimburse Althea for Althea’s reasonable cost of hosting the additional audit day(s). All audited data will be subject to Article 9. Client shall comply with all Althea SOPs while on Althea’s premises.
4.4Regulatory Compliance: Unless otherwise stated, Althea is responsible for compliance with all Federal, State, national and local laws and regulations (“Regulations”) as they apply generally to the Facility or generally to its production of pharmaceutical products, and specifically to its Production of Client Products under this Agreement. Althea shall be solely responsible for all contact with Regulatory Authorities with respect thereto, provided that Althea shall give Client a right of prior review and approval prior to any submission by Althea of a report or document to a Regulatory Authority regarding Production, except where impractical, e.g. in cases in which a Regulatory Authority demands instant delivery of such report or document. Althea will provide Client with any reports, notices, documents, inspection requests or other correspondence received from a third party, including any Regulatory Authority, regarding

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Production or the Products. Althea will provide Client with any applicable Regulatory Authority deadline for the submission of a particular report as soon as Althea receives such deadline and will deliver a draft thereof for Client’s review as quickly as possible. Nothing herein shall be construed to prevent Althea from complying with any law, regulation or Regulatory Authority or deadline imposed thereby. Client shall be responsible for compliance with all Regulations as they apply to all other aspects of the Production, including the Client-Supplied Components, specific approval to manufacture Client Product at the Facility and other compliance issues specific to the Production of Client Product, and the use, Labeling and sale of Client Product, which responsibility shall include, without limitation, all contact with Regulatory Authorities regarding the foregoing. Althea shall use its commercially reasonable efforts to assist Client in obtaining necessary regulatory approvals in accordance with the rates for Regulatory Support as set forth in the SOW.

5.	ACCEPTANCE OF CLIENT PRODUCT.
5.1Acceptance and Non-Conforming Client Product: Althea shall promptly ship any Client Product samples required in the SOW for each lot within [ * ] business days of the Fill Date. Within ten [ * ] from the date of Althea’s testing and release of Batch(es) of Client Product, Althea shall promptly forward to Client, or Client’s designee, copies of the Released Executed Batch Record. Within [ * ] days after receipt by Client of such documentation, Client shall determine whether Client Product conforms to the quantity ordered, the Specifications and has been manufactured in accordance with cGMP and, if so, notify Althea of its acceptance of such Client Product.
(a)If Client does not notify Althea that any Batch of Client Product does not conform to the Specifications and cGMP (a “non-conformity” or “defect”) and reject such Batch within the above time period, then Client shall be deemed to have accepted the Client Product and waived its right to revoke acceptance. Notwithstanding the foregoing, Client shall have the right to revoke acceptance in the event of a Batch defect or non-conformity that (i) existed at the time of shipment by Althea under section 2.7 (ii) was not discoverable at the time of delivery by reasonable testing, inspection and review by Client, (iii) was caused by Althea’s failure to adhere to cGMP or the MBR and (iv) Client gives notice thereof to Althea within [ * ] days of the earliest to occur of the events listed in clauses 2.12(b)(i)-(iii) and (v) the prepayment and purchase minimum terms in section 2.15 have been met to date (a “Limited Latent Defect”).
(b)If Client believes any Batch of Client Product does not conform to the Specifications and cGMP, it shall notify Althea by telephone of its rejection of such Batch, including a detailed explanation of the non-conformity, and shall confirm such notice in writing via overnight delivery to Althea within the above-prescribed [ * ]-day acceptance period. Upon receipt of such notice, Althea will investigate such alleged non-conformity, and (i) if Althea agrees such Client Product is non-conforming, deliver to Client a corrective action plan within [ * ] days after receipt of Client’s written notice of non-conformity, or such additional time as is reasonably required e.g. if such investigation or plan requires data from sources other than Client or Althea, or (ii) if Althea disagrees with Client’s determination that the Batch of Client Product is non-conforming, Althea shall so notify Client by telephone within such [ * ]-day period and confirm such notice in writing by overnight delivery.
(c)If the parties dispute whether rejected Client Product is conforming or non-conforming, samples of the Batch of Client Product will be submitted to a mutually acceptable laboratory or consultant for resolution, whose determination of conformity or non-conformity, and the cause thereof if non-conforming, shall be binding upon the parties. Client and Althea shall share equally the costs of such laboratory or consultant, except as set forth in Section 5.2.
(d)Manufacturing deviations and investigations which occur during Production of Client Product and which do not cause the Production to be non-compliant with cGMP, shall not be deemed to cause Client Product

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to be non-conforming. Althea shall not be liable for any non-conformity arising from Client’s instructions or defective, contaminated or non-conforming Client-Supplied Components.
5.2Exclusive Remedy for Non-Conforming Product: In the event Althea agrees, or the independent laboratory determines, that the Batch of Client Product is non-conforming solely as a result of the negligence of Althea including its failure to adhere to the terms of this Agreement (or cGMP) and Client timely rejects the Batch, then Althea, as Client’s exclusive remedy, shall at its expense, and subject to Client, at [ * ] expense (subject to Section 5.3) supplying the replacement Bulk Compound and any other Client-Supplied Components, replace such non-conforming Client Product within [ * ] days from receipt of replacement Bulk Compound from Client. In such event Althea shall also reimburse Client for any independent laboratory fees paid by Client under Section 5.1(c). In the event such Client Product is determined by the independent laboratory to be conforming, or to be non-conforming due to the act or omission of Client, then Client shall reimburse Althea for Althea’s portion of such laboratory’s fees.
For clarity and by way of example, if Client Product is non-conforming due to non-conforming Bulk Compound or other Client-Supplied Components or other matters within the responsibilities of Client, then Client will not be entitled to the foregoing remedy.
5.3Lost Bulk Compound and Peptide: In the case where Client Product is non-conforming such that Client is entitled to remedies under Section 5.2, or Bulk Compound or Peptide is lost or damaged or otherwise rendered unusable for Client Product due to the negligence or willful misconduct of Althea, then Althea, as Client’s exclusive remedy, shall file a claim under its Professional Liability policy for the lost Bulk Compound and/or Peptide (“Lost Client Components”). Client shall be entitled to reimbursement by Althea [ * ]. For clarity, Client is responsible for losses of Bulk Compound or Peptide not caused by the negligence or willful misconduct of Althea or in excess of such proceeds and for maintaining its own insurance, including property insurance, in amounts adequate to cover such losses.

6.	CLIENT PRODUCT RECALLS.
In the event Client shall be required to recall any Client Product by a Regulatory Authority or under applicable laws and regulations, or in the event that Client elects to institute a voluntary recall, withdrawal, field alert or similar action (collectively a “Recall”), Client shall be responsible for coordinating such Recall. Client promptly shall notify Althea if any Client Product is the subject of a Recall and provide Althea with a copy of all documents relating to such Recall. Althea shall reasonably cooperate with Client in connection with any Recall. Client shall be responsible for all of the costs and expenses of such Recall, except where the Recall is caused by a Batch defect or non-conformity that (i) existed at the time of shipment by Althea under section 2.7 (ii) was not discoverable at the time of delivery by reasonable testing, inspection and review by Client, (iii) was caused by Althea’s failure to adhere to cGMP or the MBR and (iv) Client gives notice thereof to Althea on or before the relevant Client Product expiration date, but in no event later than [ * ] from delivery of same to Client and (v) the [ * ]. In such case Althea shall be responsible for reimbursing Client’s reasonable and documented out of pocket costs and expenses of such Recall.

7.	FORCE MAJEURE
Failure of either party to perform under this Agreement (except the obligation to make payments) shall not subject such party to any liability to the other if such failure is caused by acts of God, acts of terrorism, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, compliance with any order or regulation of any government entity, or by any cause beyond the reasonable control of the affected party, whether or not foreseeable, provided that written notice of such event is promptly given to the other party. In the case of a force majeure event, Althea shall use commercially reasonable efforts to assist Client to arrange for the Production of Client Product through subcontracting or other means as appropriate to provide Client Product. The responsibility for any differential in the cost for such Production will be mutually agreed upon by the parties. However, if Althea is unable to provide a solution

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

for the Production of Client Product within [ * ] days of such event, Client may terminate this Agreement as specified in Section 3.2(c) without payment of any Cancellation Fee otherwise due.

8.	CHANGES IN PRODUCTION.
8.1Changes to Master Batch Records and SOW: Each party agrees to notify the other promptly of any regulatory or other requested changes to the SOW, Client Product, Production, Specifications or the MBR. Upon such notification, Althea shall provide an estimate of any additional fees and costs required and a time line for implementation. No change(s) to any of the foregoing shall be effective or binding unless reduced to writing and signed by both parties.
8.2Product-Specific Changes: If Facility, equipment, process or system changes are required, for example, as a result of requirements set forth by the FDA or in any other Regulations, and such required changes apply only to the Production of one or more Client Products, then Client and Althea will review such requirements and agree in writing to the changes, and Client shall bear the reasonable costs thereof.
8.3Unused Materials: In the event of changes requested by Client or to comply with any regulatory requirement, Client shall reimburse Althea for any Althea-Supplied Components that cannot reasonably be used by Althea or returned for credit.

9.	CONFIDENTIALITY.
9.1Confidentiality. For purposes of this Agreement “Confidential Information” means all information provided by or on behalf of one party (the “Disclosing Party”) to the other party in connection with this Agreement including, without limitation, all data, inventions and information developed in or as a result of the performance of this Agreement, whether in oral, written, graphic or electronic form. Without limiting the generality of the foregoing, all Inventions and Intellectual Property of either party shall be deemed the “Confidential Information” of such party. Each party agrees, with respect to any Confidential Information disclosed to such party (the “Receiving Party”) by the Disclosing Party hereunder: (a) to use such Confidential Information only for the purposes set forth in this Agreement; (b) to receive, maintain and hold the Confidential Information in strict confidence and to use the same methods and degree of care (but at least reasonable care) to prevent disclosure of such Confidential Information as it uses to prevent disclosure of its own proprietary and Confidential Information and to protect against its dissemination to unauthorized parties; (c) not to disclose, or authorize or permit the disclosure of any Confidential Information to any third party without the prior written consent of the Disclosing Party, except to employees, agents and contractors who need such access either to perform its obligations or exercise its rights under this Agreement, and who have entered into confidentiality agreements that afford the Confidential Information the same level of protection afforded by this Agreement; and (d) except as needed to fulfill its obligations hereunder, to return or destroy any Confidential Information to the Disclosing Party at the request of the Disclosing Party and to retain no copies or reproductions thereof, except that the Receiving Party may retain a single archival copy of the Confidential Information for the sole purpose of determining the scope of obligations incurred under this Agreement.
9.2Exceptions. The Receiving Party shall not be obligated to treat information as Confidential Information of the Disclosing Party if the Receiving Party can show by competent tangible evidence that such information: (a) was already known to the Receiving Party without any obligations of confidentiality prior to receipt from the Disclosing Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the Receiving Party in breach of any obligation of confidentiality; (d) was disclosed to the Receiving Party, by a third party who was not under any obligation, direct or indirect, to Disclosing Party with respect to confidentiality or non-use; or (e) was independently discovered or developed by the Receiving Party without the use of or reference to the Disclosing Party’s Confidential Information.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.3Authorized Disclosure. Notwithstanding Section 9.1, the Receiving Party may disclose Confidential Information, without violating its obligations under Article 9, to the extent the disclosure is required by a valid order of a court or other governmental body having jurisdiction; provided, however, that the Receiving Party, if permitted and practicable, gives reasonable prior written notice to the Disclosing Party of such required disclosure in order to allow Disclosing Party, at its option and expense, to seek a protective or other order preventing or limiting the disclosure. The Receiving Party will limit access to the Confidential Information of the Disclosing Party to only those of the Receiving Party’s employees, consultants, or professional advisors having a need to know and who are bound by written or statutory obligations of confidentiality and non-use consistent with those set forth herein. Notwithstanding the foregoing, Althea shall be permitted to disclose Client Product information to third party developmental and analytical service providers who have a need to know such information in connection with performance of its obligations hereunder, provided such providers shall be subject to written confidentiality agreements consistent with this Article 9. Receiving Party may disclose the terms of this Agreement to such party’s Affiliates, investors or potential investors, acquirers, or merger candidates, provided they are not competitors of the Disclosing Party, who are bound by written obligations of confidentiality and non-use consistent with those set forth herein.
9.4Injunctive Relief. The parties expressly acknowledge and agree that any breach or threatened breach of this Article 9 may cause immediate and irreparable harm to the Disclosing Party which may not be adequately compensated by damages. Each party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at law, the Disclosing Party shall have the right to seek equitable and injunctive relief, without bond, in connection with such a breach or threatened breach.
9.5Public Announcements. Neither party shall publicize or make any announcement concerning this Agreement or the other party which includes the identity, name(s), or other trademarks of the other party or its Confidential Information or the identity of Client Product or the financial terms of this Agreement without the other party’s prior written consent; provided, however, that either party may disclose the terms of this Agreement insofar as required to comply with applicable securities laws, provided further that in the case of such disclosures the party proposing to make such disclosure notifies the other party reasonably in advance of such disclosure and cooperates to minimize the scope and content of such disclosure. The failure of a party to respond in writing to a publication or disclosure proposal from the other party within five working days of such party’s receipt of such publication shall be deemed as such party’s approval of such publication or disclosure as received by such party. Each party agrees that it shall cooperate fully and in a timely manner with the other with respect to any disclosures to the Securities and Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of Confidential Information of either party included in any such disclosure.
9.6Duration of Confidentiality: All obligations of confidentiality and non-use imposed upon the parties under this Agreement shall expire seven (7) years after the relevant disclosure notwithstanding any earlier expiration or termination hereof; provided, however, that Confidential Information which constitutes the trade secrets of a party if expressly labeled as such by the Disclosing Party at the time of disclosure shall be kept confidential indefinitely, subject to the limitations set forth in Sections 9.2 and 9.3.

10.	INVENTIONS.
10.1Existing Intellectual Property; Client’s Intellectual Property: Except as the parties may otherwise expressly agree in writing, each party shall continue to own its existing patents, trademarks, copyrights, trade secrets and other Intellectual Property, without conferring any interests therein on the other party. Without limiting the generality of the preceding sentence, Client shall retain all right, title and interest arising under the United States Patent Act, the United States Trademark Act, the United States Copyright Act and all other applicable laws, rules and regulations in and to all Client Product, Labeling and trademarks associated therewith and any Inventions which are conceived, reduced to practice, or created by a party or its agents in the course of performing its obligations under this Agreement

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

which Inventions (a) are derived from Client’s Confidential Information or (b) are specific to proprietary Client Product or Bulk Compound (collectively, “Client’s Intellectual Property”). Neither Althea nor any third party shall acquire any right, title or interest in Client’s Intellectual Property by virtue of this Agreement or otherwise, except to the extent expressly provided herein. To the extent Althea has or acquires any rights in Client’s Intellectual Property, Althea agrees to assign, and hereby does assign, any and all rights, title and interest that Althea has or may have in and to Client’s Intellectual Property, and to cause its agents to do so. Althea agrees to take such actions and execute such documents (including separate assignment agreements) as may be necessary to effectuate Client’s rights under this Section 10.1. Althea hereby irrevocably appoints Client as its attorney-in-fact, coupled with an interest, with full authority in its place and stead and name, from time to time, to take any action and to execute any instrument that is reasonable and necessary to accomplish the provisions of this Section 10.1.
10.2Althea Owned Inventions: All Inventions which are conceived, reduced to practice, or created solely by Althea or its agents in the course of performing its obligations under this Agreement and which are not Client’s Intellectual Property shall be solely owned and subject to use and exploitation by Althea, provided that, Althea hereby grants to Client a fully-paid, perpetual, irrevocable (except in the event of Client’s breach of this Agreement), worldwide non-exclusive license to practice any such Invention created by Althea to the extent necessary for Client to make, have made, use, sell, offer and import Client Product.
10.3Jointly Owned Inventions: All Inventions which are conceived, reduced to practice, or created jointly by the parties and/or their respective agents in the course of the performance of this Agreement and which are not Client’s Intellectual Property shall be owned jointly by the parties. Each party shall have full rights to exploit such Inventions for its own commercial purposes without any obligation or duty of accounting to the other. The parties shall share equally in the cost of mutually agreed patent filings with respect to all such jointly owned Inventions. The decision to file for patent coverage on jointly owned Inventions shall be mutually agreed upon, and the Parties shall select a mutually acceptable patent counsel to file and prosecute patent applications based on such joint Inventions. If either party declines to participate in, or share the costs of, such prosecution or payment of maintenance fees for jointly-owned inventions, it shall assign its interest therein promptly to the other party.
10.4No Other Rights: Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly or by implication, estoppel or otherwise, as: (a) a grant, transfer or other conveyance by either party to the other of any right, title, license or other interest of any kind in any of its Inventions or other Intellectual Property, (b) creating an obligation on the part of either party to make any such grant, transfer or other conveyance or (c) requiring either party to participate with the other party in any cooperative development program or project of any kind or to continue with any such program or project.
10.5Rights in Inventions: Except for joint Inventions as provided in Section 10.3, the party owning any Invention shall have the world wide right to control the drafting, filing, prosecution and maintenance of patents covering the Inventions including decisions about the countries in which to file patent applications. Patent costs associated with the patent activities described in this Section shall be borne by the sole owner. Each party will cooperate with the other party in the filing and prosecution of patent applications. Such cooperation will include, but not be limited to, furnishing supporting data and affidavits for the prosecution of patent applications and completing and signing forms needed for the prosecution, assignment and maintenance of patent applications.
10.6Confidentiality of Inventions: Inventions and any disclosure of information by one party to the other under the provisions of this Article 10 shall be subject to the provisions of Article 9. It shall be the responsibility of the party preparing a patent application to obtain the written permission of the other party to use or disclose the other party’s Confidential Information in the patent application before the application is filed and for other disclosures made during the prosecution of the patent application, such permission not to be unreasonably withheld or delayed.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.	REPRESENTATIONS AND WARRANTIES.
11.1Mutual Representations: Each party hereby represents and warrants to the other party that (a) such party is duly organized, validly existing, and in good standing under the laws of the place of its establishment or incorporation, (b) such party has taken all action necessary to authorize it to enter into this Agreement and perform its obligations under this Agreement, (c) this Agreement will constitute the legal, valid and binding obligation of such party, and (d) neither the execution of this Agreement nor the performance of such party’s obligations hereunder will conflict with, result in a breach of, or constitute a default under any provision of the organizational documents of such party, or of any law, rule, regulation, authorization or approval of any government entity, or of any agreement to which it is a party or by which it is bound.
11.2Althea Warranty: Althea represents and warrants that Client Product shall be Produced in accordance with and will comply with the Specifications, and cGMP, subject to the provisions of Article 5. Althea represents and warrants that (a) it has obtained (or will obtain prior to Producing Client Product), and will remain in compliance with during the Term, all permits, licenses and other authorizations which are required under Regulations generally applicable to its operations and the Facility; provided, however, Althea makes no representation or warranty with respect to compliance or permits specific to Client Product or Bulk Compound or their manufacture, nor related to the sale, marketing, distribution, use or Labeling of Bulk Compound or Client Product except as expressly set forth in the preceding sentence, and (b) Althea has no knowledge of any patents or other Intellectual Property that would be infringed or misappropriated by Althea’s Production of Client Product or performance of any other of its obligations under this Agreement.
11.3Client Warranties: Client represents and warrants that (a) it has the right to give Althea any Client-Supplied Components and information provided by Client hereunder, and that Althea has the right to use such components and information for the Production of Client Product, and (b) Client has no knowledge of any patents or other Intellectual Property that would be infringed or misappropriated by Althea’s Production of Client Product or performance of any other of its obligations under this Agreement.
11.4Disclaimer of Warranties: Except as expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Without limiting the foregoing, Althea makes no representation or warranty, and Client expressly waives all claims against all Althea Indemnitees arising out of or in connection with any claims relating to the stability, efficacy, safety, or toxicity of any Client Product, provided that such Client Product has been Produced in accordance with the Specifications and cGMP.

12.	LIMITATION OF LIABILITY AND WAIVER OF PROPERTY CLAIMS.
12.1Limitation of Liability: (a) Except for indemnification obligations, Client’s sole and exclusive remedy for Althea’s breach of Client Product warranty or for failure to deliver conforming Client Product or deliverables is limited to those remedies set forth in Article 5. EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS AND BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE FOR LOSS OF USE OR PROFITS OR OTHER INDIRECT, COLLATERAL, SPECIAL, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES, LOSSES, OR EXPENSES, INCLUDING BUT NOT LIMITED TO THE COST OF COVER OR, EXCEPT AS PROVIDED IN ARTICLE 6, THE COST OF A RECALL IN CONNECTION WITH, OR BY REASON OF THE PRODUCTION AND DELIVERY OF CLIENT PRODUCT UNDER THIS AGREEMENT REGARDLESS OF WHETHER SUCH CLAIMS OR DAMAGES ARE FORESEEABLE OR ARE FOUNDED IN TORT OR CONTRACT. IN NO EVENT

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

WILL ALTHEA BE RESPONSIBLE FOR REPLACING ANY COMPONENTS OR MATERIALS SUPPLIED BY CLIENT EXCEPT AS PROVIDED IN ARTICLE 5.
(b)EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS AND BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY UNDER THIS AGREEMENT EXCEED [ * ]. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.
12.2Waiver of Property Claims: All Althea-Supplied Components and equipment used by Althea in the Production of Client Product (collectively, “Althea Property”) shall at all times remain the property of Althea and Althea assumes risk of loss for such Althea-Supplied Components until delivery of Client Product to a common carrier as specified under Section 2.7 or when risk of loss otherwise shifts to Client. Althea hereby waives any and all rights of recovery against Client and its Affiliates, and against any of their respective directors, officers, employees, agents or representatives, for any loss or damage to Althea Property. Except as set forth in Section 5.3, Client assumes all risk of loss at all times for all Client-Supplied Components and Client equipment. Client assumes risk of loss for all Client Product upon delivery to a common carrier as specified under Section 2.7 or when risk of loss otherwise shifts to Client.

13.	INDEMNIFICATION.
13.1Client Indemnification: Client hereby agrees to save, defend, indemnify and hold harmless Althea and its Affiliates and their respective officers, directors, employees, contractors, consultants and agents (each, an “Althea Indemnitee”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expenses and attorneys’ fees (“Losses”), to which any Althea Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any third party including, without limitation, property damage, death or personal injury of third parties (a “Claim”) against an Althea Indemnitee arising or resulting, directly or indirectly, from (a) Client’s storage, disposal, promotion, labeling, marketing, distribution, forward processing, use or sale of Client Product or Client-Supplied Components, (b) Client’s negligence or willful misconduct, (c) Client’s breach of this Agreement, (d) any claim that the use, sale, marketing or distribution of Bulk Compound or Client Product by Client, the production of Bulk Compound, or the Production of Client Product by Althea in accordance with the Specifications, violates the patent, trademark, copyright or other proprietary rights of any third party, except to the extent any such Loss(es) are caused solely by or are within any of the matters indemnified by Althea in Section 13.2 below, or (e) Client’s employees or contractors, including with limitation any personal injury/workman’s compensation, employment- or benefit-related claims, except to the extent any such Loss(es) are caused solely by or are within any of the matters indemnified by Althea in Section 13.2 below.
13.2Althea Indemnification: Althea hereby agrees to save, defend, indemnify and hold harmless Client and its Affiliates and any of their respective directors, officers, employees, contractors, consultants and agents (each, a “Client Indemnitee”) from and against any and all Losses to which any Company Indemnitee may become subject as a result of any Claim against a Client Indemnitee arising or resulting, directly or indirectly, from (a) an Althea Indemnitee’s negligence or willful misconduct, (b) Althea’s breach of this Agreement, (c) any claim that Althea’s processes and equipment (excluding without limitation processes prescribed by Client, and Client’s equipment) or the Facilities violate the patent, copyright or other proprietary rights of any third party, or (d) Althea’s employees or contractors, including with limitation any personal injury/workman’s compensation, employment- or benefit-related claims, except to the extent any such Loss(es) are caused solely by or are within any of the matters indemnified by Client in Section 13.1 above.
13.3Indemnitee Obligations: A party that makes a claim for indemnification under this Article 13 shall promptly notify the other party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which such party, intends to claim such indemnification; provided, however, that failure to provide such notice within a

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The indemnified party shall permit the Indemnitor, at its discretion, to settle any such action, claim or other matter, and the indemnified party agrees to the complete control of such defense or settlement by the Indemnitor. Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement that would adversely affect the indemnified party’s rights hereunder, or impose any obligations on the indemnified party other than customary mutual general release terms, without the indemnified party’s prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed. The indemnified party shall fully cooperate with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by the indemnification obligations of this Article 13. The indemnified party shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

14.	INSURANCE.
14.1Client Insurance: Client shall procure and maintain, from the Effective Date through the date that is one year after the expiration date of all Client Product Produced under this Agreement, commercial general liability insurance, including without limitation, products and professional liability coverage (the “Client Insurance”). The Client Insurance shall cover amounts not less than [ * ] combined single limit. Upon request, Althea shall be named as an additional insured on the Client Insurance and Client promptly shall deliver a certificate of Client Insurance and endorsement of additional insured to Althea evidencing such coverage. If Client fails to furnish such certificates or endorsements, or if at any time during the Term Althea is notified of the cancellation or lapse of the Client Insurance, and Client fails to rectify the same within [ * ] days after notice from Althea, Althea, at its option, may terminate this Agreement. Any deductible and/or self insurance retention shall be the sole responsibility of Client.
14.2Althea Insurance: Althea shall procure and maintain, from the Effective Date through the date that is one year after the expiration date of all Client Product Produced under this Agreement, commercial general liability insurance and products and professional liability coverage (the “Althea Insurance”). The Althea Insurance shall cover amounts not less than [ * ] combined single limit. Upon request, Client shall be named as an additional insured on the Althea Insurance and Althea promptly shall deliver a certificate of Althea Insurance and endorsement of additional insured to Client evidencing such coverage. If Althea fails to furnish such certificates or endorsements, or if at any time during the Term Client is notified of the cancellation or lapse of the Althea Insurance, and Althea fails to rectify the same within days [ * ] after notice from Client, Client, at its option, may terminate this Agreement. Any deductible and/or self insurance retention shall be the sole responsibility of Althea. For clarity, in the event an SOW provides for, or Client requests, the Production and/or storage of Client Product and/or Client-Supplied Components whose aggregate value exceeds this coverage amount, additional insurance may be required at Client’s expense.
14.3Waiver of Subrogation: Each party hereby waives and shall cause its insurers to waive any and all rights of recovery against the other party and its Affiliates, and against any of their respective directors, officers, employees, agents or representatives, for any loss or damage that is covered by insurance whether or not such insurance is described in this Agreement, or should have been covered by insurance described in this Agreement, but for the waiving party’s failure to procure or maintain it.

15.	GENERAL PROVISIONS.
15.1Notices: Any notice to be given under this Agreement must be in writing and delivered either in person, by certified mail (postage prepaid) requiring return receipt, or by overnight courier or by facsimile with receipt confirmation, to the party to be notified at its address given below, or at any address such party designates by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the delivery thereof at the address designated in accordance with this paragraph.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

If to Client:	Revance Therapeutics, Inc.
7555 Gateway Blvd
Newark, CA 94560
Attn:     [ * ]

Telephone:    [ * ]

If to Althea:	Ajinomoto Althea, Inc.
11040 Roselle Street
San Diego, CA 92121
Attn:    [ * ]

Telephone:    [ * ]
Facsimile:    [ * ]
15.2Entire Agreement; Amendment: The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this Agreement, or of any attachments or Appendices, shall be deemed to be valid unless in writing and signed by an authorized officer of both parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.
15.3Waiver: None of the provisions of this Agreement shall be considered waived by any party hereto unless such waiver is agreed to, in writing, by authorized officer(s) of the waiving party. The failure of a party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law shall not be deemed a waiver of any rights of any party hereto.
15.4Assignment: This Agreement may not be assigned or transferred by either party including by operation of law without the prior written consent of the other, which consent will not be unreasonably withheld or delayed; provided, however, that either party may assign this Agreement including by operation of law without the other party’s consent to an Affiliate or in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise, provided that if such assignment is to an Affiliate, the assigning party shall be jointly responsible for Affiliate’s obligations hereunder, but only for so long as the assigning party and assignee remain Affiliates. Any assignee must agree in writing to be bound by the terms and conditions of this Agreement. Any attempted assignment of this Agreement not in compliance with this Section 15.4 shall be null and void. No assignment shall relieve either party of the performance of any accrued obligation that such party may then have under this Agreement. This Agreement shall inure to the benefit of and be binding upon each party signatory hereto, its successors and permitted assigns, subsidiaries and Affiliates.
15.5Taxes: Client shall bear the cost of all national, state, municipal or other sales, use, excise, import, property, value added, or other similar taxes, assessments or tariffs assessed upon or levied against the sale or distribution of Client Product by Client. Except as set forth in the SOW Althea shall pay all national, state, municipal or other taxes on the income resulting from the sale by Althea of the Client Product to Client under this Agreement, including but not limited to, gross income, adjusted gross income, supplemental net income, gross receipts, excess profit taxes, or other similar taxes.
15.6Independent Contractor: Althea shall act as an independent contractor for Client in providing the services required hereunder and neither party shall be considered an agent or employer of, or joint venturer with, the other party or its employees.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

15.7Governing Law; Limitations: This Agreement is being delivered, performed and executed in San Diego County, California. Any action brought related to this Agreement or the activities contemplated hereunder shall be governed in all respects by the laws of the State of California, without regard to the principles of conflicts of laws. The federal and state courts located in the State of California shall have personal jurisdiction over the parties hereto in all such actions, and the exclusive venue for any such action brought by either party against the other party will be the federal or state courts located in the State of California. This is a contract for services, not goods, and the UCC and analogous laws shall not apply.
15.8Dispute Resolution: Prior to initiating any court, administrative or other action on a claim, dispute, demand or assertion related to this Agreement or the services hereunder (collectively, a “Claim”), the claimant shall give notice to the other party, detailing the nature of the Claim and the facts relevant thereto and the chief executive officers (or their equivalent) of the parties shall in good faith attempt to resolve such Claim for a period of [ * ] days, or such longer period as they may agree. No court, administrative or other action shall be filed or otherwise initiated until the parties have exhausted good faith settlement attempts by first, direct negotiation as set forth herein, and second, mediation by a mutually-agreeable professional mediator under the appropriate Mediation Procedures of the American Arbitration Association. The defending party shall be entitled to recover from the other party, in addition to any other damages awarded, all of its attorneys’ fees incurred in any action initiated in violation of this section, regardless of outcome. The site of the mediation shall be mutually agreed. The costs of mediation shall be borne equally by the parties.
15.9Attorney’s Fees: The successful party in any litigation or other dispute resolution proceeding to enforce the terms and conditions of this Agreement shall be entitled to recover from the other party reasonable attorney’s fees and related costs involved in connection with such litigation or dispute resolution proceeding.
15.10Severability: In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.
IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date above.

CLIENT By:/s/ Dan Browne Name:L. Daniel Browne Title:President and CEO	AJINOMOTO ALTHEA, INC. By: /s/_J. David Enloe, Jr. Name:J. David Enloe, Jr. Title:President and CEO

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Appendix A
Statement(s) of Work

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Statement of Work No. 1 to Technology Transfer,
Validation and Commercial Fill/Finish Services Agreement
This Statement of Work No. 1 (“Statement of Work” or “SOW”), entered into as of March 14th, 2017 (the “SOW Effective Date”), adopts and incorporates by reference the terms and conditions of the Technology Transfer, Validation and Commercial Fill/Finish Services Agreement (the “Master Services Agreement” or “MSA”) dated March 14th, 2017, between Revance Therapeutics, Inc., a Delaware corporation, having its principal place of business at 7555 Gateway Blvd., Newark, CA 94560 (“Client”), and AJINOMOTO ALTHEA, INC., a Delaware corporation, with a place of business located at 11040 Roselle Street, San Diego, CA 92121 (“Althea”).
1.Definitions. Capitalized terms not defined in this SOW shall have the meanings assigned to them in the MSA, as such definitions may also be supplemented by this SOW.
1.1“Althea-Supplied Components” are listed in Exhibit A to this SOW.
1.2“Client-Supplied Components” are listed in Exhibit A to this SOW.
1.3“Project Manager” has the meaning set forth in Exhibit F to this SOW. The parties’ Project Managers as of the SOW Effective Date are identified in Exhibit C to this SOW.
1.4“Project Protocols” means the assumptions and protocols for the services to be provided under this SOW, as set forth in Exhibit E to this SOW.
1.5“Schedule” means the timeline and schedule for the project, which is summarized in Exhibit C to this SOW.
2.Services and Deliverables.
2.1Althea shall perform and provide the services and deliverables set forth in this SOW in accordance with this document and the MSA, including but not limited to the following:
[ * ]

•	Commercial cGMP manufacturing services for Client Product
2.2Upon signature of this SOW by Revance and Althea, the Project Manager at Althea will schedule a project kickoff meeting and begin the process of further refining the project schedule provided in Exhibit C. The parties shall work in good faith to finalize the final detailed schedule within [ * ] days of the SOW Effective Date consistent with the base milestones set forth in the Schedule in Exhibit C. The finalized schedule shall be considered to be the “Schedule” for the purposes of this SOW.
2.3All services will be performed by Althea at the Facility.
3.Quality Agreement. The parties shall execute a Quality Agreement within [ * ] of the SOW Effective Date.
4.Entire Agreement; Amendment: This SOW is hereby incorporated into the MSA and made a part thereof. The parties hereto acknowledge that this the MSA, the Quality Agreement and this SOW sets forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this SOW, or of any attachments or Exhibits, shall be deemed to be valid unless in writing and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

signed by an authorized officer of both parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.
IN WITNESS WHEREOF, the parties hereto have each caused this SOW to be executed by their duly-authorized representatives as of the SOW Effective Date.
REVANCE THERAPEUTICS, INC.    AJINOMOTO ALTHEA, INC.
By:    /s/ L. Daniel Browne        By:    /s/_Jennifer Cannon
Name:     L. Daniel Browne         Name:     Jennifer Cannon, Ph.D.
Title:     President and CEO         Title:     Vice President, Commercial
Date:         3/14/2017        Date:     March 14, 2017
PO Number:     ___________
BUS REV_______

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A
Components
[ * ]
In addition to the above, any other components supplied by Althea will be considered to be “Althea-Supplied Components” for the purposes of this SOW and the MSA.
Client-Supplied Component
Bulk Compound
Peptide

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B
Project Managers
Revance, Therapeutics, Inc.    Ajinomoto Althea, Inc.

[ * ] 7555 Gateway Boulevard Newark, CA 94560 [ * ]	[ * ] 11040 Roselle Street San Diego, CA 92121 [ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit C
Schedule
Based on available information, a monthly high level summary for the project timeline is shown below with target dates for each activity: For clarity, this timeline sets forth target dates which are not guaranteed and subject to section 2.5 of the MSA; provided, however, the parties will at all times use commercially reasonable and diligent efforts to meet the timeline and milestones of the Schedule.
[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit D
Services, Deliverables and Pricing

1. ANALYTICS

[ * ]

{3 pages omitted}

2. FILL/FINISH EQUIPMENT AND VALIDATION

[ * ]

{2 pages omitted}

3. COMPONENT QUALIFICATION / VALIDATION

[ * ]

{2 pages omitted}

4. PROCESS PERFORMANCE QUALIFICATION

[ * ]

5. COMMERCIAL DRUG PRODUCT MANUFACTURING

[ * ]

{2 pages omitted}

6. LABELING AND SECONDARY PACKAGING

Labeling and Packaging: Deliverables and Pricing
Labeling and secondary packaging details for this project have yet to be determined at this time. Althea and Revance are discussing options and capabilities of Althea to support this portion of the project, and the scope of work and price for these operations will be quoted once details are defined. Althea will quote, and the parties will negotiate, pricing in good faith. The scope is expected to include the labeling and packaging of individual vials and the validation of the process prior to commercial launch. The validation will include formal protocols and reports as required for process validation.

7. SUPPORTING SERVICES

[ * ]

{4 pages omitted}

8. SHIPPING

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[ * ]

9. MATERIALS, COMPONENTSW & EQUIPMENT

[ * ]

10. PAYMENT SCHEDULE

Unless otherwise stated on this payment schedule, all invoices are payable net [ * ] days from invoice date, subject to payment terms in the MSA as applicable.

The Prepayment section in Chart I below sets forth the total prepayment (percentage and amount) on all of the individual activities that follow in Chart II. The prepayment is due as set forth in the MSA. The balance due (percentage and amount) for such individual activities is set forth in Chart II for each activity, and will be billed as set forth in Chart II, [ * ].

[ * ]

{3 pages omitted}

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit E
Project Protocols
[ * ]
{5 pages omitted}

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.